Scholastic Reports Fiscal 2026 First Quarter Results
Company Affirms Fiscal 2026 Guidance on Improved Adjusted EBITDA

New York – September 18, 2025 – Scholastic Corporation (NASDAQ: SCHL), the global children’s publishing, education and media company, today reported financial results for the Company’s fiscal first quarter ended August 31, 2025. The Company typically generates an operating loss in the first quarter, when schools are not in session.

Peter Warwick, President and Chief Executive Officer, said, “Scholastic made steady progress in the first quarter of fiscal 2026, advancing strategic initiatives across all segments. The seasonally quiet summer period resulted in an operating loss consistent with expectations.

“The newly integrated Children’s Book Group strengthens our ability to connect publishing, marketing, merchandising and distribution. Fall book fair bookings are encouraging and exceed prior year bookings, with signs of strong engagement with our book fair hosts. In Trade, standout franchises such as Wings of Fire and Hunger Games® continued to perform strongly, with November’s Dog Man: Big Jim Believes poised to drive demand across channels and geographies.

“Scholastic Entertainment is expanding the reach and value of our iconic IP, while creating new brands and building higher-margin digital and licensing revenue streams — all key elements of our 360-degree IP strategy. Next week we release Paris Hilton’s Paris & Pups™ on YouTube. The property has already drawn great attention and we have tie-in books and toys planned for fall 2026. We also just announced the launch of our first-ever Scholastic-branded streaming app, which offers families a free, safe and trusted destination to enjoy Scholastic programming on-demand. These strategic developments all leverage the capabilities of 9 Story Media Group, now fully integrated into our business.

“In our Education division, results were pressured by a difficult and volatile funding environment, with schools delaying or reducing purchases. Even so, we advanced plans to strengthen this strategically important business, refining our product portfolio and better aligning our marketing and sales to address the pressing needs of educators and families to improve reading achievement among our nation’s children.

“We are focused on optimizing capital allocation and strengthening our balance sheet to enhance shareholder value. Recently launched processes to evaluate potential sale-leasebacks of key real estate assets have drawn substantial interest. With a sharpened strategy, valuable IP, and a focus on operational discipline, we are affirming our fiscal 2026 guidance, confident in our ability to deliver long-term growth and impact.”

Fiscal 2026 Q1 Review

In $ millions (except per share data)	First Quarter		Change
	Fiscal 2026	Fiscal 2025	$	%
Revenues	$225.6	$237.2	$(11.6)	(5)%

Operating income (loss)	$(92.2)	$(88.5)	$(3.7)	(4)%
Earnings (loss) before taxes	$(97.0)	$(91.8)	$(5.2)	(6)%
Diluted earnings (loss) per share	$(2.83)	$(2.21)	$(0.62)	(28)%

Operating income (loss), ex. one-time items *	$(81.9)	$(85.6)	$3.7	4%
Diluted earnings (loss) per share, ex. one-time items *	$(2.52)	$(2.13)	$(0.39)	(18)%

Adjusted EBITDA *	$(55.7)	$(60.5)	$4.8	8%
* Please refer to the non-GAAP financial tables attached

Revenues decreased 5% to $225.6 million, primarily reflecting lower Education Solutions sales in a volatile federal and state funding environment.

Operating loss increased 4% to a loss of $92.2 million in the quarter compared to a loss of $88.5 million a year ago, including $10.3 million and $2.9 million in one-time charges in each period, respectively. Excluding one-time charges in both periods, operating loss improved $3.7 million. Adjusted EBITDA (a non-GAAP measure of operations explained in the accompanying tables) improved 8% to a loss of $55.7 million. The improved seasonal loss primarily reflects a reduction in discretionary overhead expenses and higher revenues in the Children’s Book Publishing and Distribution segment, which more than offset the impact of lower sales in Education Solutions.

Quarterly Results

Children’s Book Publishing and Distribution

In the fiscal first quarter, the Children’s Book Publishing and Distribution segment’s revenues increased 4% to $109.4 million.

In School Reading Events, activity is minimal during the first quarter due to the seasonality of the business. Book Fairs revenues were $34.1 million, up 18% from the prior year period, driven by increased redemptions of Scholastic Dollars®, our reward currency in Book Fairs. Higher redemptions are generally indicative of positive engagement with Book Fair hosts. Book Clubs revenues were $1.8 million, down 33% from the prior year period, primarily reflecting the timing of mailings.

Consolidated Trade revenues were $73.5 million, nearly flat to the prior year period, with continued success in the Hunger Games® and Harry Potter® franchises.

Segment operating loss was $35.1 million, which included one-time charges of $0.8 million, compared to $36.6 million a year ago. Excluding one-time charges, adjusted operating loss improved by $2.3 million. The year-over-year improvement was primarily driven by higher revenue in School Reading Events.

Education Solutions

Education Solutions revenues decreased 28% to $40.1 million, reflecting increased funding uncertainty for schools and school districts, which has impacted spending on supplemental curriculum materials. Segment operating loss was $21.2 million, compared to segment operating loss of $17.0 million in the prior year period, reflecting lower segment revenues partially offset by cost cuts and careful expense control. The division continues to execute on more focused product, marketing and sales strategies with the long-term goal of regaining market share in core product segments.

Entertainment

Entertainment segment revenues decreased 18% to $13.6 million, primarily reflecting anticipated delays in production greenlights. Segment operating loss was $4.0 million, compared to $0.5 million in the prior year period, which included one-time charges of $1.7 million. The Company incurred intangible amortization related to the 9 Story transaction of $2.5 million during the quarter, compared to $1.8 million in the prior year. The year-over-year difference relates to the timing of the transaction in the prior year period.

International

Excluding favorable foreign currency exchange of $0.2 million, International revenues increased 4% to $59.4 million, primarily reflecting higher revenues in Australia, the U.K., and Asia. Segment operating loss was $4.2 million, which included one-time charges of $0.1 million, compared to a loss of $8.3 million in the prior year period. Excluding one-time charges, adjusted operating loss improved by $4.2 million, driven by higher revenues and operational efficiencies.

Overhead

Overhead costs were $27.7 million, which included one-time charges of $9.4 million, compared to $26.1 million in the prior year period, which included one-time charges of $1.2 million. Excluding one-time charges, adjusted overhead costs decreased $6.6 million driven by cost saving initiatives.

Capital Position and Liquidity

In $ millions	First Quarter		Change
	Fiscal 2026	Fiscal 2025	$	%
Net cash (used) provided by operating activities	$(81.8)	$(41.9)	$(39.9)	(95)%
Additions to property, plant and equipment and prepublication expenditures	(14.9)	(24.4)	9.5	39%
Net borrowings (repayments) of film related obligations	(3.5)	(2.4)	(1.1)	(46)%
Free cash flow (use)*	$(100.2)	$(68.7)	$(31.5)	(46)%

Net cash (debt)*	$(242.8)	$(152.1)	$(90.7)	(60)%
* Please refer to the non-GAAP financial tables attached

Net cash used by operating activities was $81.8 million, compared to net cash used of $41.9 million in the prior year period. This seasonal decrease was primarily driven by lower net income and seasonal working capital requirements. Free cash use (a non-GAAP measure of operations explained in the accompanying tables) was $100.2 million in fiscal 2026, compared to free cash use of $68.7 million in the prior period, reflecting increased net cash used by operating activities, partly offset by lower capital expenditures.

Net debt was $242.8 million compared to $152.1 million in the prior year period, primarily reflecting working capital requirements, dividends, and share repurchases over the last 12 months.

Consistent with its capital allocation priorities, the Company distributed $5.2 million in dividends. The Company expects to continue purchasing shares, from time to time as conditions allow, on the open market or in negotiated private transactions for the foreseeable future, under its current Board authorization, which had $70.0 million remaining available for share repurchases at the end of the first quarter.

As previously announced, Scholastic has retained Newmark Group to identify investment partners for potential sale-leaseback transactions of its owned office and retail real estate in New York City and its owned distribution centers in Jefferson City, Missouri. Both processes are expected to conclude this fall, although there can be no guarantee that either or both will result in transactions. The Company continues to believe that its significant real estate assets, if monetized, could provide significant additional liquidity to be deployed in accordance with its capital allocation priorities, including debt reduction and share repurchases.

Additional Information

To supplement our financial statements presented in accordance with GAAP, we include certain non-GAAP calculations and presentations including, as noted above, “Adjusted EBITDA” and “Free Cash Flow”. Please refer to the non-GAAP financial tables attached to this press release for supporting details on the impact of one-time items on operating income, net income and diluted EPS, and the use of non-GAAP financial measures included in this release. This information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.
Conference Call
The Company will hold a conference call to discuss its results at 4:30 p.m. ET today, September 18, 2025. Peter Warwick, Scholastic President and Chief Executive Officer, and Haji Glover, the Company’s Chief Financial Officer, Executive Vice President, will moderate the call.

A live webcast of the call can be accessed at https://edge.media-server.com/mmc/p/fwkitvmi/. To access the conference call by phone, please go to https://register-conf.media-server.com/register/BI3cfb64159a51425fb55ed1b1e65f9458, which will provide dial-in details. To avoid delays, participants are encouraged to dial into the conference call five minutes ahead of the scheduled start time. Shortly following the call, an archived webcast and accompanying slides from the conference call will be posted at investor.scholastic.com.
About Scholastic
For more than 100 years, Scholastic Corporation (NASDAQ: SCHL) has been meeting children where they are – at school, at home and in their communities – by creating quality content and experiences, all beginning with literacy. Scholastic delivers stories, characters, and learning moments that empower all kids to become lifelong readers and learners through bestselling children's books, literacy- and knowledge-building resources for schools including classroom magazines, and award-winning, entertaining children's media. As the world's largest publisher and distributor of children's books through school-based book clubs and book fairs, classroom libraries, school and public libraries, retail, and online, and with a global reach into more than 135 countries, Scholastic encourages the personal and intellectual growth of all children, while nurturing a lifelong relationship with reading, themselves, and the world around them. Learn more at www.scholastic.com.

Contact

Investors:
Jeffrey Mathews
(212) 343-6741, investor_relations@scholastic.com

Media:
Anne Sparkman
(212) 343-6657, asparkman@scholastic.com

Forward-Looking Statements

This news release contains certain forward-looking statements relating to future periods. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children’s book and educational materials markets generally and acceptance of the Company’s products within those markets, and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

Table 1

Scholastic Corporation
Consolidated Statements of Operations
(Unaudited)
(In $ Millions, except shares and per share data)

	Three months ended
	08/31/25	08/31/24
Revenues	$225.6	$237.2
Operating costs and expenses:
Cost of goods sold	123.5	128.3
Selling, general and administrative expense	177.2	182.1
Depreciation and amortization	16.3	15.3
Asset impairments and write downs	0.8	—
Total operating costs and expenses	317.8	325.7
Operating income (loss)	(92.2)	(88.5)
Interest income (expense), net	(4.5)	(3.0)
Other components of net periodic benefit (cost)	(0.3)	(0.3)
Earnings (loss) before income taxes	(97.0)	(91.8)
Provision (benefit) for income taxes	(25.9)	(29.3)
Net income (loss)	(71.1)	(62.5)
Basic and diluted earnings (loss) per share of Class A and Common Stock (1)
Basic	$(2.83)	$(2.21)
Diluted	$(2.83)	$(2.21)
Basic weighted average shares outstanding	25,161	28,290
Diluted weighted average shares outstanding	25,410	28,908
(1) Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

Table 2

Scholastic Corporation
Segment Results
(Unaudited)
(In $ Millions)

	Three months ended		Change
	08/31/25	08/31/24	$	%
Children’s Book Publishing and Distribution
Revenues
Books Clubs	$1.8	$2.7	$(0.9)	(33)%
Book Fairs	34.1	28.8	5.3	18%
School Reading Events	35.9	31.5	4.4	14%
Consolidated Trade	73.5	73.9	(0.4)	(1)%
Total Revenues	109.4	105.4	4.0	4%
Operating income (loss)	(35.1)	(36.6)	1.5	4%
Operating margin	NM	NM

Education Solutions
Revenues	40.1	55.7	(15.6)	(28)%
Operating income (loss)	(21.2)	(17.0)	(4.2)	(25)%
Operating margin	NM	NM

Entertainment
Revenues	13.6	16.6	(3.0)	(18)%
Operating income (loss)	(4.0)	(0.5)	(3.5)	NM
Operating margin	NM	NM

International
Revenues	59.4	56.8	2.6	5%
Operating income (loss)	(4.2)	(8.3)	4.1	49%
Operating margin	NM	NM

Overhead
Revenues	3.1	2.7	0.4	15%
Operating income (loss)	(27.7)	(26.1)	(1.6)	(6)%

Operating income (loss)	$(92.2)	$(88.5)	$(3.7)	(4)%
NM - Not meaningful

Table 3

Scholastic Corporation
Supplemental Information
(Unaudited)
(In $ Millions)

Selected Balance Sheet Items
	08/31/25	08/31/24
Cash and cash equivalents	$94.3	$84.1
Accounts receivable, net	187.0	201.1
Inventories, net	322.2	310.3
Accounts payable	175.8	184.0
Deferred revenue	181.0	173.9
Accrued royalties	86.6	77.5
Film related obligations	14.7	34.1
Lines of credit and long-term debt	331.2	231.1
Net cash (debt) (1)	(242.8)	(152.1)
Total stockholders’ equity	878.0	957.3

Selected Cash Flow Items
	Three months ended
	08/31/25	08/31/24
Net cash provided by (used in) operating activities	$(81.8)	$(41.9)
Property, plant and equipment additions	(10.0)	(20.0)
Prepublication expenditures	(4.9)	(4.4)
Net borrowings (repayments) of film related obligations	(3.5)	(2.4)
Free cash flow (use) (2)	$(100.2)	$(68.7)
(1) Net cash (debt) is defined by the Company as cash and cash equivalents less production cash of $5.9 and $5.1 as of August 31, 2025 and August 31, 2024, respectively, net of lines of credit and short-term and long-term-debt. Film related obligations are not included. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company’s effective leverage and financing needs.

(2) Free cash flow (use) is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances) and cash acquired through acquisitions and from the sale of assets, reduced by spending on property, plant and equipment and prepublication costs and adjusted for net cash flows from film related obligations. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

Table 4

Scholastic Corporation
Supplemental Results - Excluding One-Time Items
(Unaudited)
(In $ Millions, except per share data)

	Three months ended
	08/31/2025			08/31/2024
	Reported	One-time items	Excluding One-time items	Reported	One-time items	Excluding One-time items
Diluted earnings (loss) per share (1)	$(2.83)	$0.31	$(2.52)	$(2.21)	$0.08	$(2.13)
Net income (loss) (2)	$(71.1)	$7.8	$(63.3)	$(62.5)	$2.2	$(60.3)
Earnings (loss) before income taxes	$(97.0)	$10.3	$(86.7)	$(91.8)	$2.9	$(88.9)

Children’s Book Publishing and Distribution (3)	$(35.1)	$0.8	$(34.3)	$(36.6)	$—	$(36.6)
Education Solutions	(21.2)	—	(21.2)	(17.0)	—	(17.0)
Entertainment (4)	(4.0)	0.0	(4.0)	(0.5)	1.7	1.2
International (5)	(4.2)	0.1	(4.1)	(8.3)	—	(8.3)
Overhead (6)	(27.7)	9.4	(18.3)	(26.1)	1.2	(24.9)
Operating income (loss)	$(92.2)	$10.3	$(81.9)	$(88.5)	$2.9	$(85.6)
(1) Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on rounded numbers may not yield the results as presented.
(2) In the three months ended August 31, 2025 and August 31, 2024, the Company recognized a benefit of $2.5 and $0.7, respectively, for income taxes in respect to one-time pretax items.
(3) In the three months ended August 31, 2025, the Company recognized pretax asset impairment of $0.8.
(4) In the three months ended August 31, 2025 and August 31, 2024, the Company recognized pretax costs of less than $0.1 and $1.7, respectively, related to the acquisition of 9 Story Media Group.
(5) In the three months ended August 31, 2025, the Company recognized pretax severance of $0.1 related to cost-savings initiatives.
(6) In the three months ended August 31, 2025, the Company recognized pretax severance of $8.7 related to cost-savings initiatives and other pretax expenses of $0.7. In the three months ended August 31, 2024, the Company recognized pretax severance of $1.2 related to cost-savings initiatives.

Table 5

Scholastic Corporation
Consolidated Statements of Operations - Supplemental
Adjusted EBITDA
(Unaudited)
(In $ Millions)

	Three months ended
	08/31/25	08/31/24
Earnings (loss) before income taxes as reported	$(97.0)	$(91.8)
One-time items before income taxes	10.3	2.9
Earnings (loss) before income taxes excluding one-time items	(86.7)	(88.9)
Interest (income) expense (1)	4.5	3.4
Depreciation and amortization	26.5	25.0
Adjusted EBITDA (2)	$(55.7)	$(60.5)
(1) Amounts include production loan interest amortized into cost of goods sold.
(2) Adjusted EBITDA is defined by the Company as earnings (loss), excluding one-time items, before interest, taxes, depreciation and amortization. The Company believes that Adjusted EBITDA is a meaningful measure of operating profitability and useful for measuring returns on capital investments over time as it is not distorted by unusual gains, losses, or other items.

Table 6

Scholastic Corporation
Consolidated Statements of Operations - Supplemental
Adjusted EBITDA by Segment
(Unaudited)
(In $ Millions)

	Three months ended
	08/31/25
	CBPD (1)	EDUC (1)	ENT (1)	INTL (1)	OVH (1)	Total
Earnings (loss) before income taxes as reported	$(35.1)	$(21.2)	$(4.5)	$(4.7)	$(31.5)	$(97.0)
One-time items before income taxes	0.8	—	0.0	0.1	9.4	10.3
Earnings (loss) before income taxes excluding one-time items	(34.3)	(21.2)	(4.5)	(4.6)	(22.1)	(86.7)
Interest (income) expense (2)	0.0	0.0	0.5	(0.0)	4.0	4.5
Depreciation and amortization (3)	7.6	6.1	4.8	1.9	6.1	26.5
Adjusted EBITDA	$(26.7)	$(15.1)	$0.8	$(2.7)	$(12.0)	$(55.7)
	Three months ended
	08/31/24
	CBPD (1)	EDUC (1)	ENT (1)	INTL (1)	OVH (1)	Total
Earnings (loss) before income taxes as reported	$(36.6)	$(17.0)	$(1.1)	$(8.7)	$(28.4)	$(91.8)
One-time items before income taxes	—	—	1.7	—	1.2	2.9
Earnings (loss) before income taxes excluding one-time items	(36.6)	(17.0)	0.6	(8.7)	(27.2)	(88.9)
Interest (income) expense (2)	0.0	—	1.1	(0.0)	2.3	3.4
Depreciation and amortization (3)	7.5	6.2	3.5	1.9	5.9	25.0
Adjusted EBITDA	$(29.1)	$(10.8)	$5.2	$(6.8)	$(19.0)	$(60.5)
(1) The Company’s segments are defined as the following: CBPD - Children's Book Publishing and Distribution segment; EDUC - Education Solutions segment; ENT - Entertainment segment; INTL - International segment; OVH - unallocated overhead.

(2) Amounts includes production loan interest amortized into cost of goods sold.
(3) Depreciation and amortization in the Children’s Book Publishing and Distribution, Education Solutions and International segments includes amounts allocated from overhead.